AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this
"Agreement") is made and entered into as of September 1, 1998 but is effective as of April 30 , 1998 (the "Effective Date"), between Peregrine Industries, Inc., a Florida corporation (the "Company"), whose principal place of business is 730 South Military Trail, Deerfield Beach, Florida 33442 and Merrill A. Yarbrough, an individual (the "Employee"), who resides at 2363 Loblolly Lane, Deerfield Beach, FL 33442.

         WHEREAS, the Company is engaged in the manufacture and distribution of heat pump pool heaters and is presently expanding its manufacturing and distribution to include both a single unit heat pump which functions as a residential air conditioner, hot water heater and swimming pool heater and a residential central air conditioning unit (collectively, the "Business Activities"); and

         WHEREAS, the Company desires to employ the Employee and the Employee desires to be in the employ of the Company; and

         WHEREAS, the Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business Activities; and

         WHEREAS, the Employee has created and established, at least in part, and is in possession of, the manner, methods, trade secrets and other confidential information pertaining to the Company's Business Activities.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

         1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

         2. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         3. Authority and Power During Employment Period.

            a. Duties and Responsibilities. During the term of this Agreement, the Employee shall serve as Chief Executive Officer, President and Chairman of the Board of Directors of the Company and shall have general executive and operating supervision over the property, business and affairs of the Company, subject to the guidelines and direction of the Board of Directors of the Company. It is further the intention of the parties that at all time during the "Term", as hereinafter defined, of this Agreement the Employee shall serve as a member of the Board of Directors of the Company and shall be elected and serve through the Term of the Agreement as Chairman of the Board of Directors.

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



            b. Time Devoted. Throughout the Term of the Agreement, the Employee shall devote substantially all of the Employee's business time and attention to the business and affairs of the Company consistent with the Employee's position with the Company, except for reasonable vacations and except for illness or incapacity.

         4. Term. The Term of employment hereunder will commence on the Effective Date as set forth above and end three (3) years from the Effective Date, subject to one (1) year extensions (the "Renewal Term(s)") to be exercisable by written notice given the by the Employee to the Company at least 45 days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

         5. Compensation and Benefits.

            a. Salary. The Employee shall be paid a base salary (the "Base Salary"), payable weekly, at an annual rate of One Hundred Thirty Thousand Dollars ($130,000). At the sole discretion of the Board of Directors, Employee's Base Salary may be increased during the term of this Agreement in the event of a "material change" in the scope of Employee's duties. For the purposes of this Agreement, "material change" shall mean a significant expansion of the Company's business and operations, a material diversification of the Company's Business Activities, one or more acquisitions or other similar long-term, permanent occurrences which would result in the Employee undertaking additional responsibilities for the Company. Notwithstanding anything contained herein, the possible amount of and timing of any increase in the Base Salary is solely within the discretion of the Board of Directors, with the Employee abstaining from such vote, and there are no understandings, commitments, assurances or guarantees the Board of Directors will vote to increase the Base Salary during the term of this Agreement.

            b. Stock Options.

               i. Employee shall be granted 20,000 options (the "Initial Options") to purchase shares of the Company's Common Stock at an exercise price of $1.00 per share, which such options are granted under the Company's 1998 Stock Option Plan and pursuant to the form of Option attached hereto as Exhibit A and incorporated herein by such reference. Such options shall be exercisable from the date of vesting and shall vest (i) 10,000 options on May 1, 1998, (ii) 5,000 options on May 1, 1999, and (iii) the remaining 5,000 options on May 1, 2000. The Initial Options shall expire May 1, 2002.

               ii. Provided Employee shall be in the employ of Company, Employee shall be granted on May 1, 1999 options for an additional 10,000 shares, which such options shall be granted under the Company's 1998 Stock Option Plan pursuant to the form of Option attached hereto as Exhibit A and incorporated herein by such reference. Such options (the "Additional Options") shall be granted at Fair Market Value (as hereinafter defined) on April 30, 1999, shall be exercisable for a period of five years from the vesting date, and shall vest
(i) 3,334 options on May 1, 2000, (ii) 3,333 options on

May 1, 2001, and (iii) the remaining 3,333 options on May 1, 2002. The Additional Options shall expire five years from the date of vesting.

               iii. Provided Employee shall be in the employ of Company, Employee shall be granted on May 1, 2000 options for an additional 10,000 shares, which such options shall be granted under the Company's 1998 Stock Option Plan pursuant to the form of Option attached hereto as Exhibit A and incorporated herein by such reference. Such options (the "Additional Options") shall be granted at Fair Market Value (as hereinafter defined) on April 30, 1999, shall be exercisable for a period of five years from the vesting date, and shall vest (i) 3,334 options on May 1, 2001, (ii) 3,333 options on May 1, 2002, and (iii) the remaining 3,333 options on May 1, 2003. The Additional Options shall expire five years from the date of vesting.

               iv. In the event of (i) a sale of all or substantially all of the assets of the Company or (ii) a merger, stock exchange or other form of business combination (the "Business Combination") the result of which being that the shareholders of the Company, giving proforma effect to the pending private placement of 1,000,000 shares of Common Stock will own, after the consummation of such Business Combination, less that 49% of the then issued and outstanding voting securities of the Company, then, in such event, on the effective date of either the sale of all or substantially all of the Company's assets or a Business Combination, all Initial Options and Additional Options not theretofore vested shall immediately vest at the then current Fair Market Value of the Company's Common Stock.

            c. Performance Based Stock Options. Employee shall be entitled to be granted certain additional stock options based upon the future performance of the Company, specifically:

               i. During the two (2) year period beginning October 1, 1997 and ending September 30, 1999 (the "Performance Option Period"), Employee will be entitled to be granted one (1) option to purchase one (1) share of the Company's Common Stock for each $3.20 of cumulative Net Income the Company reports in excess of $2,000,000, up to a maximum of 250,000 options. Subsequent to the Company reporting cumulative Net Income of $2,800,000 during the Performance Option Period, additional Net Income, if any, during such period will be accumulated until such time as the Company shall report Net Income during the Performance Option Period of at least an additional $8,000,000 over and above $2,800,000 cumulative Net Income. Thereafter, the Employee shall be entitled to be granted one (1) option to purchase one (1) share of the Company's Common Stock for each $5.00 of cumulative Net Income the Company reports in excess of at least an additional $8,000,000 during the Performance Option Period, up to a maximum of 250,000 options. The options earned will be computed quarterly based on the Company's Financial Statements, and the exercise price of these options will be the Fair Market Value of the Company's Common Stock on the date so earned.

               ii. For the purposes of this Agreement, "Fair Market Value" shall be equal to the closing price of the Company's Common Stock as reported on the OTC Bulletin Board or the primary exchange on which the Company's Common Stock shall be quoted. In the absence of a public trading market for the Company's Common Stock, Fair Market Value shall be equal to the book value of a share of the Company's Common Stock as reported in the financial statements of the Company.

               iii. For the purposes of this sub-Section 5(c), the term "Net Income" shall mean the net income, after taxes, as reported on either the Company's audited financial statements for the year then ended, or unaudited financial statements for the fiscal quarter then ended, in either case which such statements shall have been prepared in accordance with generally accepted accounting principles consistently applied and, in the case of the audited financial statements such financial statements shall be accompanied by an unqualified report of the Company's independent auditors. In the event such options are granted pursuant to the results of the Company as reported in unaudited quarterly financial statements, such statements shall have first been reviewed by the Audit Committee of the Company's Board of Directors, if any, or by the outside directors of the Company, who shall be satisfied in their sole discretion that such unaudited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

               iv. Upon the delivery of the Company of the financial statements set forth in the preceding paragraph, and assuming the Employee shall be entitled to the options based upon the Net Income of the Company as reported in such financial statements, then the options shall be earned (the "Grant Date") as of the last date of the period so covered and may thereafter be exercised at any time and from time to time until the fifth (5th) anniversary of the Grant Date.

            d. Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

            e. Vacation. During each fiscal year of the Company, the Employee shall be entitled to reasonable time and to utilize such vacation as the Employee shall determine; provided, however, that the Employee shall evidence reasonable judgment with regard to appropriate vacation scheduling. Notwithstanding the foregoing, Employee shall be entitled to four (4) weeks vacation per year.

            f. Business Expense Reimbursement. During the Term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Employee properly accounts therefor.

            g. Automobile Expense. The Company shall provide the Employee with an automobile reasonably satisfactory to the Company and the Employee. The Company shall also be responsible for all expenses in connection with such automobile including, but not limited to, maintenance, insurance and gas.

            h. Life Insurance. The Company shall pay the premiums and other charges associated with a life insurance policy on the life of the Employee in the amount of $750,000, the beneficiary of which shall be the Employee's spouse.

         6. Consequences of Termination of Employment.

            a. Death. In the event of the death of the Employee during the Term of the Agreement, Base Salary shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee for a period of 30 days from and after the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

            b. Disability. In the event of the Employee's disability, the Employee shall be entitled to compensation in accordance with the Company's disability compensation practice for its senior officers. "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Employee is unable by reason of sickness or accident, to perform the Employee's duties under this Agreement for an aggregate of 90 days in any 12-month period or 45 consecutive days, or (B) the Employee has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

            c. Termination by the Company for Cause.

               i. Nothing herein shall prevent the Company from terminating Employee for "Cause," as hereinafter defined. The Employee shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 6(c). Any rights and benefits the Employee may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

               ii. "Cause" shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) an act or acts (1) constituting a felony under the laws of the United States or any state thereof; or (2) if applicable, loss of any state or federal license required for the Employee to perform the Employee's material duties or responsibilities for the Company; or (E) any assignment of this Agreement by the Employee in violation of Section 13 of this Agreement.

               iii. Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof

            d. Voluntary Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time upon the mutual written consent of the Company and the Employee.

            e. Termination by the Company Other Than For Cause. The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving six (6) months' prior written notice to the Employee. During such six (6) month period, the Employee shall continue to perform the Employee's duties pursuant to this Agreement, and the Company shall continue to compensate the Employee in accordance with this Agreement. Upon expiration of said six (6) month period, the Company shall tender to Employee an amount equal to eighteen (18) months' then current Base Salary under this Agreement.

         7. Covenant Not to Compete and Non-Disclosure of Information.

            a. Covenant Not to Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company's business constitutes a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Employee agrees to the following:

               i. That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

               ii. That during the Restricted Period and within the Restricted Area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

               iii. That during the Restricted Period and within the Restricted Area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed by the Company.

               iv. That during the Restricted Period the Employee will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, employee or agent of the Company.

            b. Non-Disclosure of Information. The Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's Business Activities, including products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Employee hereunder. In light of the highly competitive nature of the industry in which the Company's Business Activities are conducted, the Employee agrees that all Proprietary Information, heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company, shall be considered confidential.

         In recognition of this fact, the Employee agrees that the Employee, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Employee's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Employee is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Employee or that come into the Employee's possession during the Employee's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 9) of this Agreement.

            c. Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof including, but not limited to:

papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or nonidentical copies thereof.

            d. Restrictive Period. The "Restrictive Period" shall be deemed to be during the Term or Renewal Term of this Agreement and for a period of twelve
(12) months following termination of this Agreement.

            e. Restricted Area. The Restricted Area shall be deemed to mean any county of any state in which the Company is engaged in Business Activities at the time of termination.

            f. Business Activities. "Business Activities" shall be deemed to include the Business Activities the Company in which the Company is currently engaged, as well as any additional activities which the Company or any of its affiliates may engage in during the term of this Agreement.

            g. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee. In the event Employee shall be in violation of the aforementioned restrictive covenants, the time limitation thereof with respect to the defaulting party shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event Company should require or seek relief from breach in any court or other tribunal, any covenant shall be extended for a period of time equal to the pendency of such proceeding, including appeals thereof.

            h. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and
(b) shall survive the termination of this Agreement and the Employee's employment with Company.

            j. Remedies.

               i. The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 7(a) or
(b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

               ii. The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         8. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

         9. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company, to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

         10. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         11. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         13. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

         14. Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located.

         15. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

         16. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         17. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         18. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the or enforceability of the remaining portions thereof.

         19. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

         20. Independent Legal Counsel. The parties have either (i) been represented by independent legal counsel in connection with the negotiation and execution of this Employment Agreement, or (ii) each has had the opportunity to obtain independent legal counsel, has been advised that it is in their best interests to do so, and by execution of this Employment Agreement has waived such right.

         21. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

         THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

         Witness:                               THE COMPANY:

---------------------------------               PEREGRINE INDUSTRIES, INC.

---------------------------------               By: ----------------------------
                                                    Howard E. Cobb,
                                                    Chief Financial Officer


         Witness:                               THE EMPLOYEE

---------------------------------

---------------------------------               -------------------------------
                                                Merrill A. Yarbrough